Exhibit 10.6

THIS SUBORDINATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE
ECURITIES, BLUE SKY OR OTHER APPLICABLE LAWS OF ANY STATE, OR ANY OTHER RELEVANT JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS IT IS (A) REGISTERED AND/OR QUALIFIED
PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL SECURITIES LAWS, THE SECURITIES, BLUE SKY, OR OTHER APPLICABLE LAWS OF ANY STATE, OR OTHER RELEVANT JURISDICTION OR (B) EXEMPT FROM SUCH REGISTRATION OR QUALIFICATION. THEREFORE, NO SALE, PLEDGE OR OTHER TRANSFER OF THIS SECURITY SHALL BE MADE, NO ATTEMPTED SALE, PLEDGE OR OTHER TRANSFER SHALL BE VALID, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE ANY EFFECT TO ANY SUCH TRANSACTION UNLESS (A) SUCH TRANSACTION SHALL HAVE BEEN DULY REGISTERED UNDER THE SECURITIES ACT
AND QUALIFIED OR APPROVED UNDER THE SECURITIES, BLUE SKY, OR OTHER
APPLICABLE LAWS OF ANY STATE, OR OTHER RELEVANT JURISDICTION, OR (B) THE COMPANY SHALL HAVE BEEN SATISFIED THAT SUCH REGISTRATION, QUALIFICATION OR APPROVAL IS NOT REQUIRED.

                    SUBORDINATED PROMISSORY NOTE

$1,650,000 - Principal Amount		     Issue Date - September 22, 2003

FOR VALUE RECEIVED, Crdentia Corp, a Delaware corporation ("Payor"), hereby promises to pay to the order of Nick Liuzza, Jr. or his assigns ("Payee"), in lawful money of the United States at the address of Holder set forth below, the principal sum of One Million Six Hundred Fifty Thousand Dollars ($1,650,000), together with interest thereon from the date of this Promissory Note (the "Note") on the unpaid principal balance as set forth below.

This Note is issued pursuant to that certain Agreement and Plan of Reorganization dated as of September 15, 2003 by and among Payor, NAS Acquisition Corporation, New Age Staffing, Inc. ("New Age Staffing"), and the shareholders of the New Age Staffing (the "Merger Agreement"). All capitalized terms not otherwise defined in this Note shall have the meanings provided in the Merger Agreement.

The principal balance of this Note shall be payable in installments as follows: (a) $265,000 of principal shall be due on the earlier to occur of October 15, 2003, or the fifth business day after the closing of a financing by Payor after the date of this Note with third party investors sufficient to fund such principal installment, (b) $332,500 of principal shall be due on March 19, 2004, (c) $692,500 of principal shall be due and payable on September 22, 2004, and (d) the remaining $360,000 of principal shall be due on September 22, 2005.

The installment of principal due under clause (b) above and $332,500 of the installment of principal due under clause (c) above shall bear interest until paid at the prime or reference rate of interest as quoted from time to time in the Wall Street Journal, and all interest thus accruing shall be payable on the same date that the related installment of principal is payable. All other portions of the principal shall not bear interest except as set forth in the immediately following paragraph.

If any installment of principal of this Note is not paid when due for any reason other than the subordination provisions of the following paragraph, such installment of principal shall thereafter bear interest until paid at the lesser of (a) 12% per annum or (b) the maximum rate allowed by applicable law.

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

This Note may be prepaid, in whole or in part, at any time without premium or penalty. All payments received under this Note shall be applied first to any installment of interest then due but unpaid, and second to the principal installments due hereunder in order of their maturity.

This Note shall be subordinated to all Senior Debt on the following terms:
Notwithstanding anything herein to the contrary, no payment of principal or interest shall be made on this Note if, but only as long as, there exists any default, or the existence of any event which, with the giving of notice, would constitute a default, in the payment of Senior Debt, as determined by the terms of any such Senior Debt; provided, however, that such payment prohibition may not continue in effect for more than six months, and, after the expiration of such six month period, Payee may avail himself or herself of all legal remedies against Payor accruing as a result of any continuing failure by Payor to make all payments then due under this Note, including, without limitation, acceleration of all remaining principal payments due hereunder by written notice to Payor. This Note shall be pari-passu with all other seller financing incurred in connection with Parent Acquisitions consummated prior to, or following, the date hereof. Payor and Payee shall execute, at or following the date hereof, as the case may be, all subordination documents required by the holders of Senior Debt necessary to effectuate the terms of the foregoing.

If any payment on this Note shall become due on a Saturday, Sunday, or a public holiday under the laws of the State of California, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

Upon payment in full of all principal, interest, and fees and costs payable hereunder, this Note shall be surrendered to Payor for cancellation.

Payor waives presentment, demand for performance, notice of nonperformance, protest, notice of protest, and notice of dishonor. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right under this Note. This Note is being delivered in and shall be construed in accordance with the laws of the State of Delaware.

If Payor defaults and the indebtedness represented by this Note or any part thereof is collected through legal action or other judicial proceedings, Payor agrees to pay, in addition to the principal and interest payable hereon, reasonable attorneys' fees and costs incurred by Payee.

Any notice or other communication (except payment) required or permitted hereunder shall be in writing and shall be deemed to have been given, and any payment shall be deemed to have been made, upon delivery if personally delivered or two days after deposit if deposited in the United States mail for mailing by certified mail, postage prepaid, and addressed as follows:

                    If to Payee:     Nick Liuzza, Jr.
                                     539 Turner Road
                                     Middletown, Rhode Island  02842

                    If to Payor:     Crdentia Corp.
                                     455 Market Street, Suite 1220
                                     San Francisco, CA  92105
                                     Attn:  Chief Executive Officer

                    with a copy to:  Steven G. Rowles, Esq.
                                     Morrison & Foerster LLP
                                     3811 Valley Centre Drive, Suite 500
                                     San Diego, CA 92130

Payee or Payor may change their address for purposes of this paragraph by giving to the other notice of such new address in conformance with this paragraph.

Neither this Note, nor any right or interest in it, may be sold, assigned or transferred without the prior written consent of Payor.

PAYOR:               CRDENTIA CORP.,
	             a Delaware corporation

                     By:  /s/ James D. Durham
                        ------------------------------
                       Name:  James D. Durham
                       Title: Chief Executive Officer

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